As filed with the Securities and Exchange Commission on July 10, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________
MASIMO CORPORATION
(Exact name of registrant as specified in its charter)
_______________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0368882 (I.R.S. Employer Identification No.)

52 Discovery Irvine, California, 92618 (949) 297-7000 (Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_______________________________________________
Masimo Corporation 2017 Equity Incentive Plan
(Full title of the plan)
Joe Kiani
Chief Executive Officer
52 Discovery
Irvine, California 92618
(Name and address of agent for service)
(949) 297-7000
(Telephone number, including area code, of agent for service)
_______________________________________________
Copy to:
Jeffrey T. Hartlin, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1804
______________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable upon the exercise of outstanding stock options granted pursuant to the Plan	191,100	$91.00(2)	$17,390,100(2)	$2,015.51(3)
Common Stock, par value $0.001 per share, issuable upon the vesting of outstanding restricted stock units granted pursuant to the Plan	247,915	$91.05(4)	$22,572,661(4)	$2,616.17(3)
Common Stock, par value $0.001 per share, reserved for future issuances, pursuant to the Plan	4,560,985	$91.05(4)	$415,277,684(4)	$48,130.69(3)
TOTAL	5,000,000		$455,240,445	$52,762.37(3)
___________________________

(1)
This registration statement on Form S-8 (this “Registration Statement”) registers an aggregate of 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Masimo Corporation (the “Registrant”), all of which shares (the “Carried Forward Shares”) were previously registered under (a) the registration statement on Form S-8 (File No. 333-194089), filed with the Commission on February 24, 2014; (b) the registration statement on Form S-8 (File No. 333-202136), filed with the Commission on February 17, 2015; (c) the registration statement on Form S-8 (File No. 333-209697), filed with the Commission on February 24, 2016; and (d) the registration statement on Form S-8 (File No. 333-216071), filed with the Commission on February 15, 2017 (collectively, the “Prior Registration Statements”), for offer or sale under the Masimo Corporation 2007 Stock Incentive Plan and which may be offered or sold under the Masimo Corporation 2017 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purposes of this offering under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of the outstanding stock options.
(3)
The Carried Forward Shares were previously registered under the Prior Registration Statements and the Registrant paid the required $23,704.71 registration fee with respect to the Carried Forward Shares. Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Securities Act Rules CDI 126.43, the registration fee previously paid with respect to the Carried Forward Shares is being carried forward to the registration of shares hereunder. Post-effective amendments to the Prior Registration Statements to deregister the Carried Forward Shares are being filed contemporaneously with the filing of this Registration Statement.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $91.05 per share, the average of the high and low prices of the Common Stock, as reported on the NASDAQ Global Select Market on July 3, 2017, a date within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

The stockholders of Masimo Corporation (the “Registrant”) approved the Masimo Corporation 2017 Equity Incentive Plan (the “Plan”) on June 1, 2017 (the “Effective Date”). As provided in the Plan, subject to certain customary exceptions, the aggregate number of shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), reserved under the Plan is the sum of (i) the shares of Common Stock reserved under the Masimo Corporation 2007 Stock Incentive Plan (the “Prior Plan”) as of 12:01 a.m. Pacific Time on June 1, 2017 (the “Effective Time”) that are not reserved for awards outstanding under the Prior Plan as of the Effective Time, and (ii) the shares of Common Stock subject to awards outstanding under the Prior Plan as of the Effective Time that, on or after the Effective Time, expire or otherwise terminate without having been exercised in full and such shares of Common Stock pursuant to awards granted under the Prior Plan that are forfeited to the Registrant (collectively, the “Carried Forward Shares”). The maximum aggregate number of shares of Common Stock available for issuance pursuant to the Plan is 5,000,000 shares of Common Stock, inclusive of the Carried Forward Shares. The Registrant’s authority to grant new awards under the Prior Plan terminated upon stockholder approval of the Plan on the Effective Date.

The purpose of this registration statement on Form S-8 (this “Registration Statement”) is to register the Carried Forward Shares, which were previously registered on (a) the registration statement on Form S-8 (File No. 333-194089), filed with the Commission on February 24, 2014; (b) the registration statement on Form S-8 (File No. 333-202136), filed with the Commission on February 17, 2015; (c) the registration statement on Form S-8 (File No. 333-209697), filed with the Commission on February 24, 2016; and (d) the registration statement on Form S-8 (File No. 333-216071), filed with the Commission on February 15, 2017 (collectively, the “Prior Registration Statements”). Post-effective amendments to the Prior Registration Statements to deregister the Carried Forward Shares are being filed contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the Masimo Corporation 2017 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 15, 2017;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2017 filed with the Commission on May 4, 2017;
(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 5, 2017;
(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 6, 2017; and
(e)
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on August 3, 2007 (File No. 001-33642), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.
You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:
Masimo Corporation
Attn: Corporate Secretary
52 Discovery
Irvine, California 92618
(949) 297-7000
ITEM 4. DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

The Registrant’s amended and restated bylaws provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses including attorneys’, witness or other professional fees and related disbursements and other out-of-pocket costs incurred by such director or officer in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under the indemnity agreements, the DGCL or otherwise, and amounts paid in settlement by or on behalf of such director or officer, but will not include any judgments, fines or penalties actually levied against such director or officer for such individual’s violations of law. Proceedings that are covered by the indemnity agreements include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (including an action by or in the Registrant’s right), and whether civil, criminal, administrative or investigative in nature to which such director or officer is, was or at any time will be involved as a party, or is threatened to be made a party, by reason of the fact: (i) that such director or officer is or was a director or officer; (ii) that any action taken by such director or officer or of any action on such individual’s part while acting as the Registrant’s director, officer, employee or agent; or (iii) that such director or officer is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under the indemnity agreements.

Such additional indemnity is not available, however, with respect to: (i) remuneration paid to such director or officer, if it is determined by final judgment that such remuneration was in violation of law (and, in this respect, both us and such individual have been advised that the Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); (ii) a final judgment rendered against such director or officer for an accounting, disgorgement or repayment of profits made from the purchase or sale by such individual of the Registrant’s securities against such individual or in connection with a settlement by or on behalf of such individual to the extent it is acknowledged by him or her and the Registrant that such amount paid in settlement resulted from the individual’s conduct from which the individual received monetary personal profit, pursuant to the provisions of Section 16(b) of the Exchange Act or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment that such director or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of such director or officer’s duty of loyalty to the Registrant or resulting in any personal profit or advantage to which such individual is not legally entitled. Nor do the indemnity agreements provide for additional indemnity with respect to proceedings or claims initiated or brought by such director or officer against the Registrant or the Registrant’s directors, officers, employees or other agents, except with respect to proceedings brought to enforce a right to indemnification under the indemnity agreements or with respect to a proceeding initiated by the director or officer that was either approved by the Registrant’s board of directors or required by applicable law. The indemnity agreements do not obligate the Registrant to pay for any amounts paid in settlement of a proceeding effected without the Registrant’s written consent. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has an insurance policy covering the Registrant’s directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description of Document
4.1(1)	Specimen Common Stock Certificate.
4.2(2)	Amended and Restated Certificate of Incorporation.
4.3(3)	Amended and Restated Bylaws.
4.4(4)	Masimo Corporation 2017 Equity Incentive Plan and forms of agreements related thereto.
5.1*	Opinion of Paul Hastings LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Paul Hastings LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142171), originally filed on April 17, 2007, and incorporated by reference herein.
(2)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142171), originally filed on April 17, 2007, and incorporated by reference herein.
(3)	Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 26, 2011 and incorporated by reference herein.
(4)	Previously filed as Appendix B to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-33642) filed with the Commission on April 12, 2017.
*	Filed herewith.

ITEM 9. UNDERTAKINGS.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that:
(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 7, 2017.

MASIMO CORPORATION
By:	/s/ JOE KIANI
Joe Kiani
Chairman of the Board & Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Kiani and Mark P. de Raad and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ JOE KIANI	Chairman of the Board & Chief Executive Officer	July 7, 2017
Joe Kiani	(Principal Executive Officer)

/s/ MARK P. DE RAAD	Executive Vice President, Chief Financial Officer & Corporate Secretary	July 7, 2017
Mark P. de Raad	(Principal Financial Officer)

/s/ DAVID J. VAN RAMSHORST	Senior Vice President, Chief Accounting Officer	July 7, 2017
David J. Van Ramshorst	(Principal Accounting Officer)

/s/ STEVEN BARKER, M.D., PH.D	Director	July 7, 2017
Steven Barker, M.D., Ph.D.

/s/ SANFORD FITCH	Director	July 7, 2017
Sanford Fitch

/s/ THOMAS HARKIN	Director	July 7, 2017
Thomas Harkin

/s/ ADAM MIKKELSON	Director	July 7, 2017
Adam Mikkelson

/s/ CRAIG REYNOLDS	Director	July 7, 2017
Craig Reynolds

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1(1)	Specimen Common Stock Certificate.
4.2(2)	Amended and Restated Certificate of Incorporation.
4.3(3)	Amended and Restated Bylaws.
4.4(4)	Masimo Corporation 2017 Equity Incentive Plan and forms of agreements related thereto.
5.1*	Opinion of Paul Hastings LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Paul Hastings LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142171), originally filed on April 17, 2007, and incorporated by reference herein.
(2)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142171), originally filed on April 17, 2007, and incorporated by reference herein.
(3)	Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 26, 2011 and incorporated by reference herein.
(4)	Previously filed as Appendix B to the Registrant’s Proxy Statement on Schedule 14A (File No. 001-33642) filed with the Commission on April 12, 2017.
*	Filed herewith.